Dear [Executive Officer]:

Re: Executive Stock Loan Agreement
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     The Board of Directors of Microvision, Inc. (the "Company") has granted you the opportunity to borrow funds from the Company, solely for the purpose of exercising your vested options to purchase the common stock of the Company, in accordance with the terms and conditions set forth below.

1. You may borrow an amount not greater than one hundred percent (100%) of your current annual salary.

2. You may elect at any time to exercise your vested stock options using the loan available to you hereunder by:

     (a)  Filing a notification of exercise with the Secretary of the Company;
          and

     (b) Executing a promissory note payable to the Company in the form set forth at Exhibit A hereto in an amount equal to the loan proceeds. Such promissory note shall bear interest at the rate established by the U.S. Department of the Treasury from time to time for the purpose of imputing taxable income under the Internal Revenue Code in relation to low interest or no interest loans, which interest shall be payable annually at the end of the Company's fiscal year.

4. The interest due on your note will be forgiven annually as of December 31 of each year in which you remain employed by the Company through that date. An amount equal to the interest forgiven shall be imputed as income to you pursuant to the Code.

5. Any loans used to exercise stock options granted before October 1, 1997 must be repaid no later than the expiration date of the stock option exercised with the loan proceeds.

6. Any proceeds received upon sale of shares of the Company's stock acquired with the proceeds of a loan hereunder must first be used to satisfy the outstanding loan
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     balance related to such option exercise. Any excess proceeds (other than those required to be withheld for tax purposes) shall be retained to you.

7. If your employment with the Company terminates for any reason, all outstanding loans must be repaid within ninety (90) days of the date of such termination.

8. If you participate in a transaction in which the shares of common stock acquired with the proceeds of a loan made pursuant to this Agreement are exchanged for the shares of stock of another corporation, then any outstanding loan balance shall be due and payable after such exchange on the same terms and conditions as if the stock received in the exchange were the common stock of the company acquired with the proceeds of such loan.

10. Nothing herein contained shall be construed as a contract of employment, nor constitute a guarantee of continued employment with the Company.

Please acknowledge below your agreement to be bound to the terms of this Agreement.

                                       Yours very truly,

                                       MICROVISION, INC.



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                                       By
                                       Title:


Agreed to:



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By


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Date


Attachment: Form of Promissory Note